IMMEDIATE RELEASE

TOWNSQUARE MEDIA REPORTS SECOND QUARTER 2015 RESULTS

Greenwich, CT - August 5, 2015 - Townsquare Media, Inc. (NYSE: TSQ) ("Townsquare Media," the "Company," "we," "us," or "our") announced today financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights
As compared to the second quarter of 2014:

•	Net revenue increased 10.6%, and 11.4% excluding political revenue

•	Local Advertising net revenue increased 0.6%, and 1.5% excluding political revenue

•	Live Events net revenue increased 50.4%

•	Other Media and Entertainment net revenue increased 9.5%

•	Pro forma Adjusted EBITDA increased 2.5%, consistent with previously issued guidance

Year to Date Highlights
As compared to the first half of 2014:

•	Net revenue increased 7.1%, and 7.7% excluding political revenue

•	Local Advertising net revenue increased 0.2%, and 0.9% excluding political revenue

•	Live Events net revenue increased 37.7%

•	Other Media and Entertainment net revenue increased 17.7%

"We believe our second quarter net revenue growth of 10.6% highlights the strength of our diversified revenue strategy. We saw growth in each of our operating segments in the second quarter, particularly within our Live Events segment, which grew over 50% over the prior year," commented Steven Price, Chairman and Chief Executive Officer of Townsquare Media.

Quarter Ended June 30, 2015 Compared to the Quarter Ended June 30, 2014

Net Revenue
Net revenue for the quarter ended June 30, 2015 increased $11.2 million, or 10.6%, to $117.5 million, compared to $106.3 million in the same period last year. Local Advertising net revenue increased $0.5 million, or 0.6%, to $78.5 million, Live Events net revenue increased $10.0 million, or 50.4%, to $29.7 million and Other Media and Entertainment net revenue increased $0.8 million, or 9.5%, to $9.3 million. Excluding political revenue, net revenue increased $11.9 million, or 11.4% and Local Advertising net revenue increased $1.2 million, or 1.5%.

Local Advertising net revenue increased primarily as a result of an increase in non-political Local Advertising net revenue of $1.2 million, which was partially offset by decreases in political Local Advertising net revenue of $0.7 million. Live Events net revenue grew primarily as a result of increases in attendance and revenue per attendee of our live events, including three new music festivals. Other Media and Entertainment net revenue grew primarily as a result of increases within our digital marketing services offering.

Adjusted EBITDA
Pro forma Adjusted EBITDA for the quarter ended June 30, 2015 increased $0.7 million, or 2.5%, to $28.6 million, compared to $27.9 million in the same period last year. The prior year period expenses are adjusted to reflect the pro forma effect of the staffing expenses related to WE Fest, a multi-day country music festival that the Company acquired in the fourth quarter of 2014. The Company produced three new music festivals in the second quarter of 2015. New music festivals typically operate at a depressed, or negative, margin in their initial years due to required investment. Excluding the three new music festivals, pro forma Adjusted EBITDA increased $1.9 million, or 6.6%.

Adjusted EBITDA of $28.6 million for the quarter ended June 30, 2015 was approximately flat to the same period last year. This was due in part to ongoing expenses related to WE Fest. These expenses were incurred in the second quarter of 2015 but were not incurred in the prior year period on an actual basis.

Six Months Ended June 30, 2015 Compared to the Six Months Ended June 30, 2014

Net Revenue
Net revenue for the six months ended June 30, 2015 increased $13.2 million, or 7.1%, to $198.6 million, compared to $185.4 million in the same period last year. Local Advertising net revenue increased $0.3 million, or 0.2%, to $143.6 million, Live Events net revenue increased $10.4 million, or 37.7%, to $37.9 million and Other Media and Entertainment net revenue increased $2.6 million, or 17.7%, to $17.2 million. Excluding political revenue and the results from non-recurring festivals, net revenue increased $16.9 million, or 8.7% and Local Advertising net revenue increased $1.3 million, or 0.9%.

Local Advertising net revenue increased primarily as a result of increases in non-political Local Advertising net revenue of $1.3 million, which was partially offset by decreases in political Local Advertising net revenue of $1.0 million. Live Events net revenue grew primarily as a result of increases in attendance and revenue per attendee of our live events including three new music festivals. Other Media and Entertainment net revenue grew primarily as a result of increases within our digital marketing services offering and national digital assets.

Adjusted EBITDA
Pro forma Adjusted EBITDA for the six months ended June 30, 2015 decreased $0.2 million, or 0.4%, to $43.2 million, compared to $43.3 million in the same period last year. The prior year period expenses are adjusted to reflect the pro forma effect of the staffing expenses related to WE Fest. The decrease in pro forma Adjusted EBITDA was related to planned investments in certain key areas given the opportunities we see ahead, including investments in sales training, digital video offerings and accelerating the roll-out of certain of our live event series, as well as public company expenses, which did not exist in the prior year period. In addition, the Company produced three new music festivals in the second quarter of 2015. Excluding the three new music festivals, pro forma Adjusted EBITDA increased $1.0 million, or 2.3%.

Adjusted EBITDA for the six months ended June 30, 2015 decreased $1.6 million, or 3.6%, to $43.2 million, compared to $44.8 million in the same period last year. The decrease was due in part to ongoing expenses related to WE Fest. These expenses were incurred in the six months ended June 30, 2015 but were not incurred in the prior year period on an actual basis.

Liquidity and Capital Resources
As of June 30, 2015, we had a total of $30.4 million of cash on hand and the total amount of revolving credit capacity available to us was $50.0 million under our credit facility. As of June 30, 2015, we had $574.6 million of outstanding indebtedness and $544.3 million of outstanding indebtedness net of cash, representing 5.9x and 5.6x gross and net leverage, respectively, based on the trailing twelve month pro forma Adjusted EBITDA of $97.9 million as of June 30, 2015.

As of August 4, 2015, the Company had 26,883,735 shares outstanding (inclusive of warrants to purchase 9,508,878 shares of common stock). The warrants outstanding are immediately exercisable for a de minimis exercise price per share and are not considered equity under the FCC regulations regarding foreign ownership limitations.

Subsequent Events
Townsquare announced today that the Company has entered into an agreement to sell 43 towers to a subsidiary of Vertical Bridge Holdings, LLC for approximately $22.8 million in cash, subject to closing adjustments (the “Tower Sale”). The Company will retain ownership of more than 250 towers following the Tower Sale.

The 43 towers being divested are located on 41 sites in 28 markets and presently house antenna which broadcast certain of the Company’s radio stations, together with third party tenants who pay rent for similar space on such towers. For a period of 35 years following the closing, including an initial term of twenty years and three optional five-year renewal periods, the Company will pay $41 of rent per annum ($1 per site per annum) to Vertical Bridge for the right to house its existing antenna on the divested towers. The Company has also entered into an agreement with Vertical Bridge whereby Vertical Bridge will serve as the exclusive marketing agent for the towers retained by the Company.

Segment Reporting
We have two reportable operating segments, which are Local Advertising and Live Events, and report the remainder of our business in an Other Media and Entertainment category. Our Local Advertising segment is composed of broadcast, digital and mobile advertising on our stations, streams, websites and mobile application. Our Live Events segment is composed of a diverse range of live events, which we create, promote and produce, including musical concerts, multi-day music festivals, consumer expositions and trade shows, athletic events, lifestyle events and other forms of entertainment. The Other Media and Entertainment business principally includes digital marketing services, national digital assets and other revenue.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain second quarter 2015 financial results on Wednesday, August 5, 2015 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13615043. A live webcast of the conference call will also be available on the equity investor relations page of the Company's website at www.townsquaremedia.com.

A replay of the conference call will be available through August 12, 2015. To access the replay, please dial 1-877-870-5176 (U.S. & Canada) or 1-858-384-5517 (International) and enter confirmation code 13615043. A web-based archive of the conference call will also be available at the above website for thirty days after the call.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 310 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events in 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted the largest audience among music-focused digital advertising networks as of June 2015 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” and similar expressions are intended to identify forward-looking statements. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015, for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Townsquare Media, Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Investor Relations
Claire Yenicay (Messner)
(203) 900-5555
investors@townsquaremedia.com

TOWNSQUARE MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and per Share Data)
(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$30,383	$24,462
Accounts receivable, net of allowance of $3,064 and $3,350, respectively	62,685	61,151
Prepaid expenses and other current assets	10,462	7,553
Total current assets	103,530	93,166

Property and equipment, net	96,204	96,247
Intangible assets, net	505,762	505,839
Goodwill	249,109	242,300
Deferred financing costs, net	9,433	9,636
Investments	484	484
Other assets	341	413
Total assets	$964,863	$948,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,501	$6,747
Current portion of long-term debt	2,912	1,293
Deferred revenue	17,597	14,299
Accrued expenses and other current liabilities	15,513	21,339
Accrued interest	4,907	9,245
Total current liabilities	49,430	52,923
Long-term debt, less current portion, (inclusive of bond premium of $0 and $7,203, respectively)	571,732	538,383
Net deferred tax liability	5,631	11,644
Other long-term liabilities	1,265	973
Total liabilities	628,058	603,923
Commitments and contingencies (See Note 11)
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 300,000,000 shares authorized and 9,457,242 shares issued and outstanding at both June 30, 2015 and December 31, 2014	95	95
Class B common stock, par value $0.01 per share; 50,000,000 shares authorized and 3,022,484 shares issued and outstanding at both June 30, 2015 and December 31, 2014	30	30
Class C common stock, par value $0.01 per share; 50,000,000 shares authorized and 4,894,480 shares issued and outstanding at both June 30, 2015 and December 31, 2014	49	49
Total common stock	174	174
Additional paid-in capital	353,288	351,984
Accumulated deficit	(17,475)	(8,439)
Non-controlling interest	818	443
Total liabilities and stockholders’ equity	$964,863	$948,085

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Per Share Data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net revenue	$117,516	$106,267	$198,634	$185,428

Operating costs and expenses:
Direct operating expenses, excluding depreciation, amortization and stock-based compensation	82,297	71,478	143,626	129,730
Depreciation and amortization	3,613	4,331	7,284	8,718
Corporate expenses	6,603	6,157	11,843	10,924
Stock-based compensation	1,403	—	1,403	159
Transaction costs	125	(10)	172	18
Net loss (gain) on sale of assets	21	(26)	14	(136)
Total operating costs and expenses	94,062	81,930	164,342	149,413
Operating income	23,454	24,337	34,292	36,015
Other expenses:
Interest expense	8,246	12,122	18,807	24,202
Net loss on debt extinguishment	30,017	—	30,017	—
Other expense, net	36	—	84	37
(Loss) income before income taxes	(14,845)	12,215	(14,616)	11,776
(Benefit from) provision for income taxes	(6,111)	91	(6,013)	182
Net (loss) income	$(8,734)	$12,124	$(8,603)	$11,594

Net (loss) income attributable to:
Controlling interests	$(9,132)	$11,705	$(9,036)	$11,175
Non-controlling interests	398	419	433	419

Net loss per share:
Basic	$(0.50)		$(0.50)
Diluted	$(0.50)		$(0.50)

Pro forma C Corporation data (unaudited):
Historical income before income taxes		$12,215		$11,776
Pro forma income tax expense		4,752		4,581
Pro forma net income		$7,463		$7,195

Pro forma net income per share:
Basic		$0.95		$0.91
Diluted		$0.43		$0.41

Weighted average shares outstanding:		Pro Forma		Pro Forma
Basic	17,374	7,896	17,374	7,892
Diluted	17,374	17,405	17,374	17,401

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(8,603)	$11,594
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	7,284	8,718
Amortization of deferred financing costs	917	1,263
Deferred income tax benefit	(6,013)	—
Provision for doubtful accounts	15	964
Stock-based compensation expense	1,403	159
Non-cash interest expense	—	1,539
Amortization of bond premium	(424)	(848)
Write-off of deferred financing costs	9,061	—
Write-off of bond premium	(6,779)	—
Net loss (gain) on sale of assets	14	(136)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2,013)	(7,954)
Prepaid expenses and other assets	(2,976)	(1,026)
Accounts payable	1,754	886
Accrued expenses	(3,717)	(6,450)
Accrued interest	(4,338)	(84)
Other long-term liabilities	17	—
Net cash (used in) provided by operating activities	(14,398)	8,625
Cash flows from investing activities:
Payments for acquisitions, net of cash received	(6,606)	(849)
Acquisition of intangibles	(32)	(200)
Purchase of property and equipment	(5,812)	(4,628)
Proceeds from insurance settlement	450	—
Proceeds from sale of assets	80	199
Net cash used in investing activities	(11,920)	(5,478)
Cash flows from financing activities:
Offering costs	(99)	—
Repayment of long-term debt	(532,751)	(765)
Proceeds from the issuance of long-term debt	575,000	—
Debt financing costs	(9,775)	(259)
Cash distribution to non-controlling interest	(58)	—
Repayments of capitalized obligations	(78)	(74)
Net cash provided by (used in) financing activities	32,239	(1,098)
Net increase in cash	5,921	2,049
Cash:
Beginning of period	24,462	45,647
End of period	$30,383	$47,696

Supplemental Disclosure of Cash Flow Information:
Cash payments:
Payments to redeem long-term debt prior to contractual maturity	$27,735	$—
Interest	22,631	22,329
Income taxes	540	364
Barter transactions:
Barter revenue – included in net revenue	$6,965	$6,040
Barter expense – included in direct operating expenses	6,390	5,289

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS BY SEGMENT
(in Thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2015	2014	2015	2014
Statement of Operations Data:
Local Advertising net revenue	$78,531	$78,050	$143,584	$143,322
Live Events net revenue	29,706	19,745	37,872	27,512
Other Media and Entertainment net revenue	9,279	8,472	17,178	14,594
Net revenue	117,516	106,267	198,634	185,428
Operating Costs and Expenses:
Local Advertising direct operating expenses	47,922	47,913	94,124	92,987
Live Events direct operating expenses	26,395	15,501	33,967	22,197
Other Media and Entertainment direct operating expenses	7,980	8,064	15,535	14,546
Direct operating expenses, excluding depreciation, amortization and stock-based compensation	82,297	71,478	143,626	129,730
Depreciation and amortization	3,613	4,331	7,284	8,718
Corporate expenses	6,603	6,157	11,843	10,924
Stock-based compensation	1,403	—	1,403	159
Transaction costs	125	(10)	172	18
Net loss (gain) on sale of assets	21	(26)	14	(136)
Total operating costs and expenses	94,062	81,930	164,342	149,413
Operating income	23,454	24,337	34,292	36,015
Other expense:
Interest expense	8,246	12,122	18,807	24,202
Net loss on debt extinguishment	30,017	—	30,017	—
Other expense, net	36	—	84	37
Total other expense	38,299	12,122	48,908	24,239
(Loss) income before income taxes	(14,845)	12,215	(14,616)	11,776
(Benefit from) provision for income taxes	(6,111)	91	(6,013)	182
Net (loss) income	$(8,734)	$12,124	$(8,603)	$11,594

The following table summarizes pro forma net revenue and direct operating expenses broken out by segment for the three and six months ended June 30, 2015 and 2014, respectively (dollars in thousands):

	Pro Forma
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Statement of Operations Data:
Local Advertising net revenue	$78,531	$78,050	$143,584	$143,322
Live Events net revenue	29,706	19,745	37,872	27,512
Other Media and Entertainment net revenue	9,279	8,472	17,178	14,594
Net revenue	117,516	106,267	198,634	185,428
Operating Costs and Expenses:
Local Advertising direct operating expenses	47,922	47,913	94,124	92,987
Live Events direct operating expenses	26,395	16,228	33,967	23,651
Other Media and Entertainment direct operating expenses	7,980	8,064	15,535	14,546
Direct operating expenses, excluding depreciation, amortization and stock-based compensation	82,297	72,205	143,626	131,184
Direct Profit	$35,219	$34,062	$55,008	$54,244

The following tables reconcile both on a GAAP and pro forma basis net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Direct Profit and Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014, respectively (dollars in thousands):

	Actual
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net (loss) income	$(8,734)	$12,124	$(8,603)	$11,594
(Benefit from) provision for income taxes	(6,111)	91	(6,013)	182
Net loss on debt extinguishment	30,017	—	30,017	—
Interest expense	8,246	12,122	18,807	24,202
Transaction costs	125	(10)	172	18
Depreciation and amortization	3,613	4,331	7,284	8,718
Corporate expenses	6,603	6,157	11,843	10,924
Stock-based compensation	1,403	—	1,403	159
Other(a)	57	(26)	98	(99)
Direct Profit	35,219	34,789	55,008	55,698
Corporate expenses	(6,603)	(6,157)	(11,843)	(10,924)
Adjusted EBITDA	$28,616	$28,632	$43,165	$44,774
(a) Other includes net loss (gain) on sale of assets.

	Pro Forma
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net (loss) income	$(8,734)	$7,787	$(8,603)	$7,824
(Benefit from) provision for income taxes	(6,111)	4,957	(6,013)	4,982
Net loss on debt extinguishment	30,017	—	30,017	—
Interest expense, net	8,246	10,866	18,807	21,718
Transaction costs	125	(10)	172	18
Depreciation and amortization	3,613	4,331	7,284	8,718
Corporate expenses	6,603	6,157	11,843	10,924
Stock-based compensation	1,403	—	1,403	159
Other(a)	57	(26)	98	(99)
Direct Profit	35,219	34,062	55,008	54,244
Corporate expenses	(6,603)	(6,157)	(11,843)	(10,924)
Adjusted EBITDA	$28,616	$27,905	$43,165	$43,320
(a) Other includes net loss (gain) on sale of assets.

The following table reconciles on a pro forma basis net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Direct Profit and Adjusted EBITDA on a quarterly basis for last twelve months ended June 30, 2015 (dollars in thousands):

	Quarter Ended				Last Twelve Months
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2015
Net (loss) income	$(8,734)	$131	$5,837	$(13,789)	$(16,555)
(Benefit from) provision for income taxes	(6,111)	98	3,711	(8,779)	(11,081)
Interest expense	8,246	10,561	10,591	10,970	40,368
Net loss on debt extinguishment	30,017	—	—	—	30,017
Transaction costs	125	47	136	63	371
Depreciation and amortization	3,613	3,671	3,911	4,249	15,444
Corporate expenses	6,603	5,240	7,585	6,487	25,915
Stock-based compensation	1,403	—	—	37,580	38,983
Other (a)	57	41	43	257	398
Direct Profit	35,219	19,789	31,814	37,038	123,860
Corporate expenses	(6,603)	(5,240)	(7,585)	(6,487)	(25,915)
Adjusted EBITDA	$28,616	$14,549	$24,229	$30,551	$97,945
(a) Other includes net loss (gain) on sale of assets.

Non-GAAP Financial Measures and Definitions
We believe that our financial statements and the other financial data included herein have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States, or GAAP, and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures, including Direct Profit and Adjusted EBITDA (each as defined below).

We define Direct Profit as net (loss) income before the deduction of income taxes, other expense (net), interest expense, net loss on debt extinguishment, transaction costs, corporate expenses, net loss (gain) on sale of assets and depreciation and amortization. Adjusted EBITDA is defined as Direct Profit less corporate expenses (excluding stock-based compensation). Direct Profit and Adjusted EBITDA do not represent, and should not be considered as alternatives to, net (loss) income or cash flows from operations, as determined under U.S. generally accepted accounting principles, or GAAP.

We use Direct Profit and Adjusted EBITDA to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we rely upon Direct Profit to analyze the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance, and accounting functions and expenses incurred in connection with an initial public offering). As a result, by removing these expenses, management can better analyze the factors that are, in fact, directly affecting the profitability of its core business segments at and within the segments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Direct Profit and Adjusted EBITDA when determining discretionary bonuses.